(e)(1)(i)

AMENDED SCHEDULE OF APPROVALS

with respect to the

UNDERWRITING AGREEMENT

between

ING SERIES FUND, INC.

and

ING INVESTMENTS DISTRIBUTOR, LLC

Name of Fund

ING Capital Allocation Fund

ING Core Equity Research Fund

ING Corporate Leaders 100 Fund

ING Global Target Payment Fund

ING Large Cap Growth Fund

ING Money Market Fund

ING Small Company Fund

ING SMID Cap Equity Fund